EXHIBIT 99.1

November 13, 2015

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Results for Second Quarter and Property Developments

MIDLAND, TEXAS, 11/13/2015 – Mexco Energy Corporation (NYSE MKT: MXC) today reported net loss of $776,307 for the quarter ending September 30, 2015, the Company’s second quarter of fiscal 2016. This compares to net income of $86,256 for the quarter ending September 30, 2014.

Operating revenues in the second quarter of fiscal 2016 were $728,829, a 28% decrease from $1,006,099 for the second quarter of fiscal 2015.

The average sales price of oil and natural gas respectively for the quarter ending September 30, 2015 was $44.94 per barrel and $2.15 per Mcf compared to $85.16 per barrel and $3.77 per Mcf for the quarter ending September 30, 2014.

Oil and gas production increased 44.2% and 17.8%, respectively, during the second quarter of fiscal 2016 as compared to the second quarter of fiscal 2015.

For the six months ended September 30, 2015, the Company reported a net loss of $1,100,673 compared to net income of $105,310 for the six months ended September 30, 2014. Operating revenues decreased 29% to $1,431,438 for the six months ended September 30, 2015 from $2,023,932 for the same period of fiscal 2015.

The average sales price of oil and natural gas respectively for the six months ended September 30, 2015 was $48.16 per barrel and $2.15 per Mcf compared to $88.99 per barrel and $4.03 per Mcf for the six months ended September 30, 2014. Oil and gas production increased 41% and 15%, respectively, for the six months ended September 30, 2015 as compared to the same period of fiscal 2015.

Mexco participated in the drilling and completion of two horizontal wells and one salt water disposal well in the Red Hills (Avalon) Field of Lea County, New Mexico. These wells, operated by Concho Resources, Inc. are producing at the rate of approximately 490 barrels of oil and 1,300,000 cubic feet of natural gas per day. Mexco’s share of the costs through September 30, 2015 for these three wells as well as purchase of additional interests was approximately $89,000 for our approximately .49% working interest (.42% net revenue interest).

Mexco participated in the drilling and completion of three horizontal development wells and one salt water disposal well in the Avalon Shale portion of the Bone Spring formation in Lea County, New Mexico. This unit, consisting of 3 currently producing wells, is operated by Concho Resources, Inc. The most recent of these wells flowed at the rate of 941 barrels of oil and 1,142,000 cubic feet of gas on a twenty-four hour test. Mexco’s share of the costs through September 30, 2015 for these four wells as well as purchase of additional interests was approximately $167,000. Mexco’s working interests in these wells now range from .74% to 1.18% (.63% to .87% net revenue interest).

Mexco is a working interest owner in two horizontal wells, one producing at approximately 320 barrels of oil and 1,600,000 cubic feet of natural gas per day and the second of which is in process of drilling and completion. These wells are in the Lower Avalon formation located in Lea County, New Mexico and operated by Concho Resources, Inc. Mexco has expended $46,200 in the first six months of fiscal 2016 for our approximate .60% working interest (.45% net revenue interest).

These initial rates of production are not necessarily indicative of actual future rates of production.

Mexco recently executed a term lease assignment extension to an independent operator for a period of three years for payment to Mexco of $640,000. Such assignment covers 320 acres located in the northeast corner of Upton County, Texas south of the Midland County and west of the Reagan County lines. This acreage covers an undivided one-half interest in a 640 acre tract the other half of which is held by Apache Corporation. This acreage has potential for development of the horizontal Wolfcamp. Mexco retains a 1% overriding royalty interest in the assigned acreage.

Pioneer Natural Resources Company has drilled two wells under a term assignment from Mexco of a leasehold interest from Mexco in 417.33 net acres (837.33 gross acres) also in the Northeast corner of Upton County, Texas. Mexco retains a 1% royalty which is free of drilling, completion and operation costs.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2015. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2015	March 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$59,828	$96,084
Accounts receivable:
Oil and gas sales	392,036	384,485
Trade	14,903	64,584
Prepaid costs and expenses	29,541	44,618
Total current assets	496,308	589,771

Property and equipment, at cost
Oil and gas properties, using the full cost method	41,293,845	40,563,443
Other	107,484	106,792
Accumulated depreciation, depletion and amortization	(21,540,455)	(19,838,036)
Property and equipment, net	19,860,874	20,832,199

Other noncurrent assets	41,018	48,980
Total assets	$20,398,200	$21,470,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$576,168	$423,121

Long-term debt	6,250,000	5,950,000
Asset retirement obligations	1,246,526	1,230,216
Deferred income tax liabilities	147,539	660,870
Total liabilities	8,220,233	8,264,207

Commitments and contingencies

Stockholders’ equity Preferred stock - $1.00 par value; 10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized; 2,104,266 shares issued and 2,037,266 shares outstanding as of September 30, 2015 and March 31, 2015	1,052,133	1,052,133
Additional paid-in capital	7,146,928	7,075,031
Retained earnings	4,324,907	5,425,580
Treasury stock, at cost (67,000 shares)	(346,001)	(346,001)
Total stockholders’ equity	12,177,967	13,206,743
Total liabilities and stockholders’ equity	$20,398,200	$21,470,950

Mexco Energy Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2015	2014	2015	2014
Operating revenue:
Oil and gas	$720,874	$987,942	$1,413,456	$1,994,597
Other	7,955	18,157	17,982	29,335
Total operating revenues	728,829	1,006,099	1,431,438	2,023,932

Operating expenses:
Production	284,995	326,571	582,573	637,349
Accretion of asset retirement obligation	8,813	4,710	17,597	9,544
Impairment of oil and gas properties	833,789	-	833,789	-
Depreciation, depletion, and amortization	450,648	322,696	868,630	623,511
General and administrative	244,863	291,994	658,609	642,330
Total operating expenses	1,823,108	945,971	2,961,198	1,912,734

Operating (loss) income	(1,094,279)	60,128	(1,529,760)	111,198

Other income (expenses):
Interest income	3	2	36	4
Interest expense	(43,415)	(15,776)	(84,280)	(31,546)
Gain on derivative instruments	-	51,380	-	17,751
Net other (expense) income	(43,412)	35,606	(84,244)	(13,791)

(Loss) earnings before provision for income taxes	(1,137,691)	95,734	(1,614,004)	97,407

Income tax (benefit) expense:
Current	-	-	-	-
Deferred	(361,384)	9,478	(513,331)	(7,903)
	(361,384)	9,478	(513,331)	(7,903)

Net (loss) income	$(776,307)	$86,256	$(1,100,673)	$105,310

(Loss) income per common share:
Basic	$(0.38)	$0.04	$(0.54)	$0.05
Diluted	$(0.38)	$0.04	$(0.54)	$0.05

Weighted average common shares outstanding:
Basic	2,037,266	2,038,266	2,037,266	2,038,266
Diluted	2,037,266	2,053,158	2,037,266	2,054,003